Exhibit 99.1

NOVAGOLD Reports Second Quarter 2022 Financial Results

Donlin Gold’s Largest Drill Program in Over 10 Years

Advancing in Preparation for Feasibility Work

Strong Treasury of $142 Million in Cash and Term Deposits;

$25 Million of Receivables in 2023

Building on the success of the 2021 drill program, drilling commenced in February 2022 with four drill rigs operating for 34,000 meters of planned drilling. As of mid-June, more than 70% of planned drilling is complete. The first set of assay results for this year’s program are expected to be published this summer.

The 2022 drill program continues to yield encouraging results. In 2022, under the largest budget in over a decade, geologic modelling and interpretation work to update the resource model is underway, including engineering activities for use in an updated feasibility study that, subject to Donlin Gold LLC Board approval, is expected to commence in the second half of 2022.

NOVAGOLD’s robust balance sheet of $142 million in cash and term deposits as of May 31, 2022, with additional funds of $25 million due in July 2023 from Newmont Corporation, should be sufficient to advance Donlin Gold to a construction decision.

June 29, 2022 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today released its 2022 second quarter financial results and an update on its Tier One1 gold development project, Donlin Gold, which NOVAGOLD owns equally with Barrick Gold Corporation (“Barrick”).

Details of the financial results for the quarter ended May 31, 2022 are presented in the consolidated financial statements and quarterly report filed on Form 10-Q on June 29, 2022 that is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated.

In the second quarter 2022, the following milestones were achieved at Donlin Gold:

The drill program is progressing ahead of schedule with 24,000 meters completed to date of the planned 34,000-meter drill program.

The site crew (150 employees, contractors and student interns), a majority of which are local hires from 24 Yukon-Kuskokwim (Y-K) communities in Alaska, are working on a two-week rotation schedule and continue to advance project activities at a good pace.

In May, the Alaska Department of Environmental Conservation (ADEC)’s Division of Water upheld the 401 Certification of the Clean Water Act (CWA) which had been remanded to the ADEC on December 29, 2021, for consideration of additional information provided by Donlin Gold.

Donlin Gold participated in and sponsored statewide events and, together with its Native Corporation partners, Calista Corporation and The Kuskokwim Corporation (TKC), carried out a wide range of critical support and engagement activities throughout the Y-K region. These included:

Finalizing a Shared Value Statement with Stony River, a village from the Y-K region for a total of nine Shared Value Statements to date (Akiak, Sleetmute, Kalskag, Napaimute, Crooked Creek, Napaskiak, Nikolai, Tuluksak, and Stony River). These agreements include educational, environmental, and social initiatives to help support villages;

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1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

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Serving as a principal partner in the 50th Iditarod Race in March with mushers and their teams from around the world participating in the 1,000-mile-long sled-dog race in Alaska, also called “The Last Great Race”;

Holding the Lower Kuskokwim School District’s annual College and Career fair with 30 vendors and 89 students attending the virtual event;

Working with TKC to charter flights with drinking water to Red Devil, one of the local communities on the Kuskokwim River, following a flood due to ice break-up in May that temporarily contaminated the local water wells; and

Sponsoring multiple Y-K community events and gatherings as well as statewide events, including the Skwentna 200 snowmobile race, the Native Youth Olympics and the Arctic Encounter Symposium – the largest annual Arctic policy event held in the United States.

President’s Message

Donlin Gold’s Largest Drill Program in More Than 10 Years Progressing Ahead of Schedule

The prime focus of our activities this year is to undertake a 34,000-meter drill program with tight-spaced grid drilling as well as in-pit and ex-pit exploration; and to input the results from this drilling into the geologic modelling and interpretation work that is being used for updated resource models. In addition to the engineering studies being undertaken, this program will as a whole enable commencement of an updated feasibility study. The Donlin Gold total 2022 expenditures are anticipated to be $60 million (of which NOVAGOLD’s portion is 50%). The budget also supports the advancement of environmental activities, and finances community and external affairs efforts.

Following the excellent results of 2021, we are encouraged by the significant drill program for 2022, with drilling also focused on upside prospects in the ACMA and Lewis pits where drilling so far has been limited. In the second quarter 2022, the team of 150 people at Donlin Gold are advancing drilling activities at a good pace, with more than 70% of the planned drilling completed to date. We expect the first set of assay results from the 2022 drill program to be issued this summer.

The health and safety of our workforce, both at NOVAGOLD and at Donlin Gold, is a priority. Both NOVAGOLD and Donlin Gold have implemented strict safety protocols, and COVID-19 mitigation measures are still in place at Donlin Gold to ensure the staff rotations in and out of the camp are conducted in both an efficient and safe manner.

The 2021 drill program results are being incorporated into updated geologic and resource models as well as mining schedules and life of mine business plans ahead of the update to the feasibility study, which is expected to commence in 2022, subject to a formal decision by the Donlin Gold LLC Board.

Onwards and Upwards

Donlin Gold is fortunate to enjoy time-tested partnerships with Calista and TKC, owners of the mineral and surface rights, respectively. The project’s location on private land specially designated for mining activities through the 1971 Alaska Native Claims Settlement Act (ANCSA) constitutes a key attribute that distinguishes it from most other mining assets in Alaska. Our longstanding commitment to meaningful tribal consultation throughout project development and permitting has been demonstrated over decades of reliable and dependable engagement with the community.

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And it shows. Donlin Gold received its federal permits in 2018 and most of the key State permits are also in place. This represents a tremendous achievement and the product of a substantial undertaking, over many years, to ensure a diligent, thorough, transparent, and inclusive process for all involved – including stakeholders from the Y-K region.

On May 16, 2022, ADEC’s Division of Water upheld the 401 Certification of the CWA which had been remanded to the ADEC on December 29, 2021. On June 13th, 2022, Earthjustice and Orutsararmiut Native Council (ONC) requested that the ADEC Commissioner conduct an additional adjudicatory hearing on the part of the Division of Water’s decision related to potential water temperature effects in Crooked Creek.

In 2021, the State of Alaska’s issuance of water rights for the mine and transportation facilities was appealed to the Commissioner of the Alaska Department of Natural Resources (ADNR). On April 25, 2022, the ADNR Commissioner denied the appeal; however, Earthjustice, ONC and five villages appealed the Commissioner’s decision in Alaska Superior Court on May 25, 2022. A briefing schedule has not yet been set by the Court. Donlin Gold and the owners will continue to support the State in its defense of their thorough and diligent permitting process.

On September 20, 2021, ADNR’s issuance of the Right-of-Way (ROW) lease for the portions of the natural gas pipeline on State lands was separately appealed in Alaska Superior Court by two parties: (1) Earthjustice representing ONC, the native villages of Eek, Chevak, and Kwigillingok, and Cook Inletkeeper; and (2) Robert Fithian, an adventure business owner who operates near the ROW. On April 5, 2022, Earthjustice filed its opening brief, ADNR and Donlin Gold then filed their response briefs on June 16, 2022. Mr. Fithian filed his opening brief on June 8, 2022, ADNR and Donlin Gold are working on their response briefs.

Donlin Gold has applied for a new air quality permit from ADEC to be in place when the extension of the current permit expires in mid-2023. We anticipate that ADEC will issue a draft of the new permit for public comment in the second half of 2022. We are also working with the ADNR, the U.S. Bureau of Land Management, and our Alaska Native Corporation partners on re-locating certain public easements and ROWs in the mine and transportation facility areas for public safety purposes. Alternate routes will be constructed and available before any existing planned routes are closed (some of which are not passable during much of the year). We anticipate that the proposed re-locations will be issued for public comment sometime in 2022.

Donlin Gold, working with its Native Corporation partners, continues to support the State of Alaska to advance other permits and certificates for the project. The field work related to the issuance of the Alaska Dam Safety certificates is expected to recommence during the second half of 2022 or the first half of 2023.

Native Corporation Participation and Consistent Community Engagement

NOVAGOLD prides itself on having been a longstanding leader in ESG. We are committed to delivering long-term value to all our stakeholders through responsible mining, the protection of human life, good stewardship of the environment, and adding value to the local communities in which we operate. Donlin Gold’s Native Corporation partners, Calista and TKC, provide valuable insight about their region, way of life, culture, and ANCSA mandate, under which the Donlin Gold lands were selected and set aside for mining activities to promote the economic prosperity of their shareholders. As private landowners, Calista and TKC are committed to developing a mining operation that is consistent with the Elders’ vision of responsible development – one that creates jobs and economic benefits for the communities while mitigating impacts to the environment and protecting local culture.

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In the second quarter, Donlin Gold participated in and sponsored multiple local events with Calista and TKC, providing a wide range of critical support and engagement activities throughout the Y-K region. This encompassed a broad array of projects including the signing of a new Shared Value Statement with Stony River, a village in the Y-K region, for a total of nine Shared Value Statements to date (Akiak, Sleetmute, Kalskag, Napaimute, Crooked Creek, Napaskiak, Nikolai, Tuluksak, and Stony River). In addition, we undertook numerous educational, environmental, and social initiatives to help support villages, such as working with TKC to charter flights with drinking water to Red Devil, one of the local communities on the Kuskokwim River, following a flood in May as a result of the ice breakup that temporarily contaminated local water wells, supporting the Skwentna 200 snowmobile race, and sponsoring the Lower Kuskokwim School District’s annual College and Career fair with 30 vendors and 89 students attending the virtual event.

Additionally, Donlin Gold sponsored statewide events including the Native Youth Olympics and the Arctic Encounter Symposium – the largest annual Arctic policy event in the United States. Donlin Gold was also the principal sponsor of the 50th anniversary of the Iditarod, the 1,000-mile sled-dog race, often referred to as “The Last Great Race”. This event holds a special connection with the gold rush days in Alaska and is a reconstruction of the freight route to Nome through which much needed supplies as well as news from afar were once delivered. In March 2022, 49 mushers and their dogs participated in the race, with numerous volunteers and veterinarians to support and care for the mushers and dogs along the various checkpoints.

A Rare High-Quality Gold Asset in a Jurisdiction that Welcomes Responsible Development

In our view, Donlin Gold is a rare gold development asset. The reason for such a unique status, beyond providing investors with pure leverage to gold, lies in the project’s key attributes – namely: Size (no gold mine ever began production with 39 million ounces in Measured and Indicated Resources, inclusive of Proven and Probable Mineral Reserves); Scale (expected to be a million-ounce-per-year producer with a projected mine life of at least 27 years); Low Cost (anticipated to be one of the lowest cost producers due to the high-grade large-scale open-pit, grading 2.24 grams per tonne2 or twice the industry average for an open-pit project3); Growth (excellent exploration potential beyond the planned 27 years of production with defined resources located on only three kilometers of an eight-kilometer mineralized belt, which itself represents less than 5% of the total land package); and Jurisdiction (having the good fortune of being located in Alaska, one of the safest jurisdictions in the world, on private land specifically designated for mining by our partners Calista and TKC).

It is our belief that Donlin Gold is poised to become the greatest gold story in the development space. We have protected these resources, substantially de-risked Donlin Gold over many years, committed to responsible mining, dedicated to building trust and transparency, and continuing to work to find ways to improve and enhance the project as well as building a legacy.

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2 Donlin Gold data as per the 2021 Technical Report and S-K 1300 Report (both as defined herein). Donlin Gold possesses Measured Resources of approximately 8 Mt grading 2.52 g/t and Indicated Resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 4 Mt of Measured Resources and approximately 267 Mt of Indicated Resources inclusive of Reserves is attributable to NOVAGOLD through its 50% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1 Mt grading 2.23 g/t and Indicated Resources of approximately 69 Mt grading 2.44 g/t, of which approximately 0.5 Mt of Measured Resources and approximately 35 Mt of Indicated Resources exclusive of Mineral Reserves is attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 8 Mt grading 2.32 g/t and Probable Reserves of approximately 497 Mt grading 2.08 g/t, each on a 100% basis, of which approximately 4 Mt of Proven Reserves and approximately 249 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Resources and Reserves have been estimated in accordance with NI 43-101 and S-K 1300.

3 2020 average grade of open pit and underground deposits with gold as primary commodity and over 1 Moz in measured and indicated resources is 1.12 g/t, sourced from S&P Global Market Intelligence.

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Strong Balance Sheet to Undertake Donlin Gold Activities and Studies

In looking back at our successive milestones over the past decade, we are grateful to all who contributed to our progress to date in advancing the Donlin Gold project. Having a solid treasury for more than 10 years has afforded us the opportunity to advance our corporate strategy without going back to the market to raise funds. With $142 million in cash and term deposits as of May 31, 2022, with $25 million due in July 2023 from Newmont Corporation, and an additional payment of $75 million contingent upon the owners of Galore Creek making a construction decision, we believe we have resources that are more than sufficient to advance Donlin Gold activities up to a construction decision.

Our staunch shareholders – some of whom have provided support for well over a decade – together form an important part of the equation. Our largest institutional investors such as Paulson & Co., Fidelity Investments, BlackRock, the Saudi Public Investment Fund, First Eagle, and EXOR see the investment opportunity in NOVAGOLD and clearly understand how the extraordinary gold development asset that is Donlin Gold can provide true octane to their portfolios as the increasingly strong case for gold unfolds and gathers momentum. The Company is very appreciative of their continued interest and commitment.

It is because of the teams of dedicated professionals at NOVAGOLD, Donlin Gold, Barrick, Native Corporation partners Calista and TKC, contractors, and representatives from the federal and state agencies who adhere to best practices that we can responsibly advance this important, high-quality gold asset up the value chain. We are grateful to them all.

NOVAGOLD’s valued leadership team and Board of Directors go above and beyond in providing strategic guidance and upholding the highest standards in environmental, financial, corporate governance and ethical business practices, and I am so thankful for their solidarity and steadfast dedication. Together we mourned the recent and tragic passing of our dear colleague and long-term Board member, Igor Levental, with whom I had the great pleasure of working for well over 30 years – including at Homestake Mining Company and International Corona Capital Corporation. He will be sorely missed, as will be his exceptional counsel, characteristic sense of humor, and singular love of life. In many respects, our collective success has been and shall remain one of Igor’s greatest legacies as we look forward to the future with confidence and optimism. As our Chairman, Dr. Thomas Kaplan, wrote in a heartfelt Tribute here: “Onwards and Upwards: A Tribute to a Cherished Friend, Igor Levental” (https://www.novagold.com/_resources/tribute-igor-levental.pdf?v=0.2), invoking a sentiment with which Igor would wholeheartedly agree, “Onwards and Upwards”.

Sincerely,

Gregory A. Lang
President & CEO

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Financial Results

in thousands of U.S. dollars, except for per share amounts

	Three months ended May 31, 2022 $	Three months ended May 31, 2021 $	Six months ended May 31, 2022 $	Six months ended May 31, 2021 $
General and administrative expense (1)	5,371	4,992	10,548	10,321
Share of losses – Donlin Gold	8,441	4,198	12,481	6,166
Total operating expenses	13,812	9,190	23,029	16,487

Loss from operations	(13,812)	(9,190)	(23,029)	(16,487)
Interest expense on promissory note	(1,684)	(1,480)	(3,196)	(2,914)
Accretion of notes receivable	209	854	419	1,708
Other income	317	(705)	841	(784)
Net loss	(14,970)	(10,521)	(24,965)	(18,477)

Loss per share, basic and diluted	(0.04)	(0.03)	(0.07)	(0.06)

			At	At
			May 31, 2021 $	Nov 30, 2021 $
Cash and term deposits			142,292	169,124
Total assets			178,514	198,852
Total liabilities			122,859	120,570

(1) Includes share-based compensation expense of $2,105 and $2,095 in the second quarter of 2022 and 2021, respectively, and $4,196 and $4,137 in the first six months of 2022 and 2021, respectively.

In the second quarter of 2022, Net loss increased by $4.4 million from 2021, primarily due to the expanded Donlin Gold work program. Lower accretion income due to the maturity of the $75 million Newmont note in July 2021 and higher interest expense on the Barrick promissory note was offset by foreign exchange movements.

In the first six months of 2022, Net loss increased by $6.5 million from 2021, primarily due to the expanded Donlin Gold work program. Lower accretion income and higher interest expense on the Barrick promissory note was offset by an increase in the fair market value of marketable securities and foreign exchange movements.

Liquidity and Capital Resources

In the second quarter of 2022 cash and cash equivalents decreased by $4.8 million, primarily to fund our share of Donlin Gold and for corporate administrative expenses, partially offset by a net $8 million received from term deposits. The decrease in cash used in the second quarter of 2022 compared to 2021 was due to the net increase in net proceeds received from term deposits, partially offset by the expanded Donlin Gold work program.

In the first six months of 2022 cash and cash equivalents decreased by $18.8 million, primarily to fund our share of Donlin Gold, for corporate administrative expenses, and for withholding taxes on share-based payments, partially offset by a net $8 million received from term deposits. The increase in cash used in the first six months of 2022 compared to 2021 was due to the expanded Donlin Gold work program, the timing of corporate liability insurance payments, increased withholding tax on share-based compensation in 2022 (no cash was used for CEO and CFO withholdings in 2021), partially offset by a net increase in net proceeds received from term deposits.

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At the end of the second quarter, cash and term deposits were $142.3 million (cash $72.3 million, term deposits $70 million). An additional payment from Newmont of $25 million comes due in 2023 related to the sale of NOVAGOLD’s 50% interest in the Galore Creek project in 2018, along with a note receivable for $75 million contingent upon approval of a Galore Creek project construction plan by the owner(s). At present, we believe we have sufficient working capital available to cover anticipated funding of the Donlin Gold project and corporate general and administrative costs until a decision to commence engineering and construction is reached by the Donlin Gold board for the Donlin Gold project, at which point substantial additional capital will be required.

2022 Outlook

We anticipate spending approximately $46 million in 2022, which includes $13 million for corporate general and administrative costs; $3 million for withholding taxes on PSUs and other working capital; and $30 million to fund our share of expenditures at the Donlin Gold project, including:

•	$17 million for the 2022 drill program (approximately 34,000 meters of core drilling)

o	Grid drilling (mineralization continuity and geologic structural controls in three areas of the deposit)

o	In-pit and ex-pit exploration

o	Platform mapping to confirm mineralization continuity and key geological controls in representative areas of the deposit

•	$9 million for external affairs, permitting, environmental, land and legal activities, and

•	$4 million for project planning and fieldwork (dam and water structures, metallurgical testing, mining studies, hydrogeology and geochemistry, and infrastructure planning).

NOVAGOLD’s primary goals in 2022 are to continue to advance the Donlin Gold project toward a construction decision; maintain or increase support for Donlin Gold among the project’s stakeholders; promote a strong safety, sustainability, and environmental culture; maintain a peer-leading reputation for NOVAGOLD, its governance practices and its project among shareholders; and manage the Company treasury effectively and efficiently. Our operations primarily relate to the delivery of project milestones, including the achievement of various technical, environmental, sustainable development, economic and legal objectives, obtaining necessary permits, commencement of feasibility studies, preparation of engineering designs and the financing to fund these objectives.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place on July 6, 2022, at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Video Webcast: www.novagold.com/investors/events

North American callers: 1-800-319-4610

International callers: 1-604-638-5340

NOVAGOLD’s quarterly reporting schedule for the remainder of 2022 will be as follows:

Q2 2022 – Wednesday, July 6, 2022; A conference call and webcast will be held to discuss the second quarter results at 11 a.m. ET.

Q3 2022 – Tuesday, October 4, 2022; financial statements and a Donlin Gold project update will be released after market close. A conference call and webcast will be held on Wednesday, October 5, 2022 at 11 a.m. ET.

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About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the Measured and Indicated Mineral Resource categories, inclusive of Proven and Probable Mineral Reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne in the Measured and Indicated Resource categories on a 100% basis),4 Donlin Gold is regarded to be one of the largest, highest-grade, and most prospective known open-pit gold deposits in the world.

According to the 2021 Technical Report and the S-K 1300 Report, once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100 percent basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers three kilometers of an approximately eight-kilometer-long gold-bearing trend. Current activities at Donlin Gold are focused on State permitting, optimization work, community outreach, and workforce development in preparation for the eventual construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and optimization advancement efforts at the Donlin Gold project.

Scientific and Technical Information

Certain scientific and technical information contained herein with respect to the Donlin Gold project is derived from the 2021 Technical Report and the S-K 1300 Report5. Henry Kim, P.Geo., Senior Resource Geologist, Wood Canada Limited; Mike Woloschuk, P.Eng., VP Global Business Development & Consulting, Wood Group USA, Inc.; and Kirk Hanson, MBA, P.E., Technical Director, Open Pit Mining, Wood Group USA, Inc. are the Qualified Persons responsible for the preparation of the 2021 Technical Report, and each is an independent Qualified Person as defined by National Instrument 43-101 (“NI 43-101”). Wood prepared the S-K 1300 Report.

Paul Chilson, P.E., who is the Manager, Mine Engineering for NOVAGOLD and a Qualified Person under NI 43-101, has approved and verified the scientific and technical information related to the 2022 Donlin Gold project drill program, the 2021 Technical Report and the S-K 1300 Report contained in this media release.

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4 Donlin Gold data as per the 2021 Technical Report and the S-K 1300 Report, as defined below.

Donlin Gold possesses Measured Resources of approximately 8 Mt grading 2.52 g/t and Indicated Resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 4 Mt of Measured Resources and approximately 267 Mt of Indicated Resources inclusive of Reserves is attributable to NOVAGOLD through its 50% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1 Mt grading 2.23 g/t and Indicated Resources of approximately 69 Mt grading 2.44 g/t, of which approximately 0.5 Mt of Measured Resources and approximately 35 Mt of Indicated Resources exclusive of Mineral Reserves is attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 8 Mt grading 2.32 g/t and Probable Reserves of approximately 497 Mt grading 2.08 g/t, each on a 100% basis, of which approximately 4 Mt of Proven Reserves and approximately 249 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Resources and Reserves have been estimated in accordance with NI 43-101 and S-K 1300.

5 The Company retained Wood Canada Limited (“Wood”) in 2021 to update content in its previously filed “Donlin Creek Gold Project, Alaska, USA, NI 43-101 Technical Report on the Second Updated Feasibility Study,” effective November 18, 2011, and amended January 20, 2012. This update resulted in a report titled “NI 43-101 Technical Report on the Donlin Gold Project, Alaska, USA” with an effective date of June 1, 2021 (the “2021 Technical Report”) and was filed on August 31, 2021. The Company is a registrant with the SEC and is reporting its exploration results, Mineral Resources, and Mineral Reserves in accordance with Subpart 229.1300 of Regulation S-K – Disclosure by Registrants Engaged in Mining Operations (“S-K 1300”) as of November 30, 2021. While the S-K 1300 rules are similar to National Instrument 43-101 Standards of Disclosure for Mineral Projects rules in Canada, they are not identical and therefore two reports have been produced for the Donlin Gold project. The Company requested that Wood prepare a Technical Report Summary of the Donlin Gold project, Alaska, USA using the standards of S-K 1300 and it is titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (“S-K 1300 Report”), current as of November 30, 2021. Wood incorporated 2020 costs and new gold price guidance to meet the Company’s reporting requirements. The resultant 2021 Technical Report and S-K 1300 Report showed no material change to the previously reported mineral resources or mineral reserves.

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NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the anticipated results of the 2022 drill programs; the anticipated timing of certain judicial and/or administrative decisions; the 2022 Outlook; the timing and potential for an updated feasibility study on the project; our goals for the remainder of 2022; anticipated benefits from the 2017, 2020, 2021, and 2022 drill programs including an improved geological model for Donlin Gold; ongoing support provided to key stakeholders including Native Corporation partners; the potential impact of the COVID-19 pandemic on the development of Donlin Gold; the potential development and construction of Donlin Gold; the sufficiency of funds to continue to advance development of Donlin Gold; perceived merit of properties; mineral reserve and mineral resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; legal challenges to Donlin Gold’s existing permits; the Donlin Gold LLC Board approval to advance Donlin Gold up the value chain; the success of the strategic mine plan for Donlin Gold; the outcome of the planned tight spaced and exploration drilling; and the conversion of Galore Creek into a mine and the receipt of $25 million due in July 2023 from Newmont Corporation and the $75 million contingent payment from Newmont. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made.

Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; the coronavirus global pandemic (COVID-19); uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between Barrick and NOVAGOLD for the continued exploration, development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether a positive construction decision will be made regarding Donlin Gold; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC's website at www.sec.gov, or at www.sedar.com. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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